Exhibit 99.2

LETTER TO STOCKHOLDERS ISSUED BY DIAMONDBACK ENERGY, INC.

Midland, TX (August 5, 2024)

Diamondback Stockholders,

This letter is meant to be a supplement to our earnings release and is being furnished to the Securities and Exchange Commission (SEC) and released to our stockholders simultaneously with our earnings release. Please see the information regarding forward-looking statements and non-GAAP financial information included at the end of this letter.

Diamondback built significant momentum in the first half of the year. As a result of our first and second quarter performance, we are increasing our full year production guidance and lowering our annual capex guidance. Our operations team has done an incredible job of focusing on what we do best: lowering costs and generating additional efficiencies in the field, truly differentiating Diamondback as we convert rock into cash flow.

Endeavor Energy Resources, L.P. (“Endeavor”) Merger Update:
As previously disclosed, we received stockholder approval in April to move forward with the transformational combination with Endeavor creating the “must-own” North American independent oil company. As a reminder, the combined business will have an unmatched depth of high-quality inventory in the core of the Midland Basin, which, when combined with Diamondback’s cost structure, is set to generate significant long-term Free Cash Flow accretion to our stockholders.

On April 29, 2024, we received a second request for information and documents from the Federal Trade Commission (“FTC”). We continue to work cooperatively with the FTC to comply with its requests and expect the Endeavor transaction to close in the third or fourth quarter of this year. We will provide more information when possible. I appreciate the tremendous effort from both organizations as we move towards closing.

Second Quarter Operational Performance:
During the second quarter, we drilled 80 wells and brought online 86 wells across our position. When combined with our activity in the first quarter, we have now drilled 64% of our total lateral feet and brought online 60% of the wells we originally budgeted for 2024 in the first six months of the year, yet still have only spent 51% of the midpoint of our original capital budget.

We are clearly doing more with less and becoming more operationally efficient each quarter. To help put this into perspective, at the beginning of the year we were anticipating a rig would drill 24 wells a year, and now we are modeling one rig drilling at least 26 wells per year. On average, we are drilling wells approximately 10% faster than at the beginning of the year, primarily due to bit and bottom hole assembly improvements. In fact, we set a new record this quarter on one of our wells in the Midland Basin, drilling over 20,000' with a single bit run.

Similarly, efficiency gains on completions have allowed us to increase the per crew annual completion rate to nearly 100 wells per year, up from our original budget of 80 wells per year. As a result of these drilling and completion efficiencies, in July we reduced drilling activity from 12 rigs to 10 and lowered our frac fleet count from four simulfrac crews to three, while raising full year production guidance.

Production:
Second quarter oil production was 276.1 MBO/d, above the high end of our guidance range of 271 - 275 MBO/d. We continue to target maintaining fourth quarter 2023 oil production levels and have kept our quarterly guidance range of 271 - 275 MBO/d flat for the third quarter. For 2024, we raised our oil production guidance range to 273 - 276 MBO/d to account for accelerated first half 2024 activity and positive well performance year to date.

Capital Expenditures:
In the second quarter, we spent $637 million in capital expenditures, above the high end of our guidance range of $580 - $620 million. This was directly correlated to the accelerated activity noted above. As a result of these improved cycle times, reduced activity in the second half of 2024 and lower leading edge Midland Basin well costs, we have moved the midpoint of our 2024 capital expenditure guide down by $25 million, with an updated capex range of $2.35 - $2.45 billion. This decision demonstrates our commitment to capital discipline and Free Cash Flow generation. Additionally, we have increased the number of wells we anticipate drilling and completing in 2024 as a result of the accelerated pace of development we saw in the first half of the year.

Our capital expenditure guidance range for the third quarter is $570 - $610 million as lower activity flows through our cash capex and cash flow statement.

Operating Costs:
Total cash operating costs remained relatively flat quarter over quarter at $11.67 per BOE. Lease operating expenses ("LOE") in the second quarter were $5.88 per BOE, below the low end of the guidance range of $6.00 - $6.50 per BOE. As a result, we lowered our LOE guidance range to $5.90 - $6.40 per BOE. Cash G&A per BOE decreased as anticipated, and we are on track to be within our guidance range of $0.55 - $0.65 per BOE for the year.

Financial Performance and Return of Capital:
During the quarter, Diamondback generated $1.5 billion of net cash provided by operating activities and $816 million in Free Cash Flow. Unique to this quarter, we adjusted Free Cash Flow upwards to account for a $25 million loss on 30 year treasury locks executed prior to, and fully settled upon, pricing of the senior notes issued in April 2024, making Adjusted Free Cash Flow $841 million for the quarter. Consistent with our capital return commitment, we will return 50% of the Adjusted Free Cash Flow to our stockholders through our base and variable dividend totaling $421 million, or $2.34 per share. We did not repurchase any shares during the quarter.

Balance Sheet:
In April, we successfully completed a $5.5 billion Senior Notes offering to fund a portion of the cash consideration for the Endeavor merger. As a result, total debt increased quarter over quarter and was $12.2 billion at quarter end. However, net debt decreased by approximately $600 million to $5.3 billion as a result of Free Cash Flow generation and proceeds from non-core asset sales.

As we have stated previously, our near-term goal will be to lower pro forma net debt below $10 billion after the completion of the Endeavor combination, which will be done through Free Cash Flow generation and proceeds from non-core asset sales. Our long-term priority is to maintain a leverage ratio of approximately 0.5x at mid-cycle oil pricing, or approximately $6 to $8 billion in net debt. We feel we can achieve this goal within the next couple of years solely by dedicating 50% of Free Cash Flow to debt paydown.

Non-Core Asset Sales:
During the quarter, we received proceeds of approximately $150 million as a result of continued portfolio optimization. This included a $95 million sale of non-operated properties in the Delaware Basin as well as other smaller non-core transactions.

In July, Energy Transfer LP (NYSE: ET) (“ET”) completed its previously announced acquisition of WTG Midstream Holdings LLC (“WTG”). Total pre-tax consideration to Diamondback is valued at approximately $375 million made up of cash and approximately 10.1 million ET common units. The WTG sale represents ~3.5x multiple on invested capital for Diamondback.

Other Business:
We continue to focus on our consistent, low-cost execution strategy and the forthcoming integration of Endeavor. We are confident that the operational gains realized so far in 2024 will benefit our expanded Midland Basin asset base and that the pro forma company will continue to generate differentiated returns for our stockholders.

Thank you for your ongoing support and interest in Diamondback Energy.

Travis D. Stice
Chairman of the Board and Chief Executive Officer

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Forward-Looking Statements:

This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding the proposed business combination transaction between Diamondback and Endeavor; future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures), including the proposed transaction; the expected amount and timing of synergies from the proposed transaction; the anticipated timing of the proposed transaction; and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this letter, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: the completion of the proposed Endeavor transaction on anticipated terms and timing or at all, including obtaining regulatory approval and satisfying other conditions to the completion of the transaction; uncertainties as to whether the proposed transaction, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all; Diamondback’s ability to integrate Endeavor’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; risks that the anticipated tax treatment of the proposed transaction is not obtained; unforeseen or unknown liabilities; unexpected future capital expenditures; litigation relating to the proposed transaction; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effect of the pendency, or completion of the proposed transaction on the parties’ business relationships and business generally; risks that the proposed transaction disrupts current plans and operations of Diamondback or Endeavor and their respective management teams and potential difficulties in retaining employees as a result of the proposed transaction; the risks related to Diamondback’s financing of the proposed transaction; potential negative effects of the pendency or completion of the proposed transaction on the market price of Diamondback’s common stock and/or operating results; rating agency actions and Diamondback’s ability to access short- and long-term debt markets on a timely and affordable basis; changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial markets; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; those risks described in Item 1A of Diamondback’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, and those risks disclosed in its subsequent filings on Forms 10-Q and 8-K, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/; and those risks more fully described in the definitive proxy statement on Schedule 14A filed with the SEC in connection with the proposed transaction.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this letter or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Non-GAAP Financial Measures

This letter includes financial information not prepared in conformity with generally accepted accounting principles (GAAP), including free cash flow. The non-GAAP information should be considered by the reader in addition to, but not instead of, financial information prepared in accordance with GAAP. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable GAAP financial measures can be found in Diamondback's quarterly results posted on Diamondback's website at www.diamondbackenergy.com/investors/. Furthermore, this letter includes or references certain forward-looking, non-GAAP financial measures. Because Diamondback provides these measures on a forward-looking basis, it cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP financial measures, such as future impairments and future changes in working capital. Accordingly, Diamondback is unable to present a quantitative reconciliation of such forward-looking, non-GAAP financial measures to the respective most directly comparable forward-looking GAAP financial measures. Diamondback believes that these forward-looking, non-GAAP measures may be a useful tool for the investment community in comparing Diamondback's forecasted financial performance to the forecasted financial performance of other companies in the industry.